Exhibit 5.1

e-mail:
FORM OF OPINION	Jbodi@applebyglobal.com
direct dial:
Tel 441 298 3240 Fax 441 298 3398
Aries Maritime Transport Ltd. 6 Posidonos Avenue Kallithea, Athens 17674 Greece	your ref: appleby ref:

[    ] June 2005

Dear Sirs

Aries Maritime Transport Limited (the “Company”)

We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “US. Securities Act”) of a Form F-1 Registration Statement and related documents, including any amendments thereto (the “Registration Statement”), relating to the registration of an aggregate of 11,730,000 common shares, par value U.S. $0.01 per share, of which 10,200,000 shares (the “IPO Shares”) are being offered by the Company, and an additional 1,530,000 shares (the “Over-Allotment Shares”) that may be offered by a shareholder of the Company (the “Selling Shareholder”) pursuant to an over-allotment option granted to the underwriters by the Selling Shareholder (together, the “Shares”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) ( including the Registration Statement) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents;

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

(g)	that upon the issue of the IPO Shares, the Company will receive consideration for the full issue price thereof as set forth on the cover page of the prospectus included in the Registration

Statement

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	The Shares have been duly authorized and the Over-Allotment Shares have been validity issued and are fully paid and non-assessable and when the IPO Shares are issued and paid for as contemplated by the terms of the Resolutions and Registration Statement the Shares will be validly issued, fully paid, non-assessable shares of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(c)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Registration Statement by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(d)	In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies meaning solely that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(e)

Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of

Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

This opinion is addressed to you in connection with the registration of Shares with the Securities and Exchange Commission and may be relied on by Seward and Kissel LLP to assist with their delivery of an opinion in connection with the issue of the Shares.. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

Yours faithfully

Appleby Spurling Hunter

SCHEDULE

1.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted 17 January 2005 for the Company (collectively referred to as the “Constitutional Documents”).

2.	A certified copy of the “Foreign Exchange Letter”, and of letters of permission dated 27 January, 11 March, 25 May and 30 May 2005, issued by the Bermuda Monetary Authority in relation to the Company.

3.	A certified copy of the “Tax Assurance”, dated 7 February 2005 issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

4.	A Certificate of Compliance, dated 27 May 2005 issued by the Registrar of Companies in respect of the Company.

5.	Scanned copy of the Registration Statement on Form F-1 with respect to the Shares.